EXHIBIT 32.3

CORPORATE OFFICE PROPERTIES, L.P.

CERTIFICATIONS REQUIRED BY

RULE 15d-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

In connection with the Quarterly Report on Form 10-Q of Corporate Office Properties, L.P. (the “Company”) for the quarter ended September 30, 2017, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Stephen E. Budorick, President and Chief Executive Officer of the Company, certify that to my knowledge:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Stephen E. Budorick
Stephen E. Budorick
President and Chief Executive Officer

Date:	October 27, 2017